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As filed with the Securities and Exchange Commission on November 19, 2002

Registration No. 333-99705

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOLUTIA INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	43-1781797 (I.R.S. Employer Identification No.)

575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
(314) 674-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Karl R. Barnickol, Esq.
Senior Vice President, General Counsel and Secretary
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
(314) 674-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

R. Cabell Morris, Jr.
Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
(312) 558-5600

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        The registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SOLUTIA INC.

223,000 Warrants to Purchase
Common Stock

and

5,533,522 Shares of Common Stock
Issuable upon Exercise of the Warrants

        This prospectus relates to:

  •
  223,000 warrants ("Warrants") to purchase 5,533,522 shares of our common stock; and

  •
  the shares of our common stock issuable upon exercise of the Warrants, which initially shall be 5,533,522 shares.

        We originally issued the Warrants on July 9, 2002. The initial purchasers of the Warrants resold the Warrants to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The Warrants and the common stock that are offered for resale by this prospectus are offered for the accounts of their current holders, whom we refer to as the selling holders. The selling holders may sell the Warrants and the common stock issuable upon exercise of the Warrants directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The Warrants and the common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices.

        We will not receive any of the proceeds from the sale by the selling holders of the Warrants or the common stock. We may, however, receive cash consideration in connection with the exercise of the Warrants for cash.

        There is no established market for the Warrants and we presently do not intend to list any of the Warrants for trading on any national securities exchange or for inclusion in any automated quotation system. Our common stock is listed on the New York Stock Exchange under the symbol "SOI." The last reported price of our common stock on November 18, 2002 was $3.40 per share.

        Investing in the Warrants and our common stock involves risks. See "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 21, 2002

i

SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This is not intended to be a complete description of the matters covered in this prospectus and is subject to and qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this prospectus. Unless the context otherwise requires, references to "we," "us" and "Solutia" are to Solutia Inc. and its consolidated subsidiaries.

The Company

Overview

        We are a leading, global manufacturer and marketer of a wide variety of high-performance chemical-based materials used for a broad range of consumer and industrial applications. Our principal products and services include plastic films used to make laminated safety glass for automotive and architectural applications, branded resins and additives used to produce coatings and adhesives, nylon fibers used to manufacture commercial and residential carpets, and process research and development for the pharmaceutical industry. We own and operate approximately 30 manufacturing facilities globally, half of which are located in the United States. In 2001, approximately 43% of our revenues were generated from markets outside the United States. At November 18, 2002 our market capitalization was approximately $356 million.

        Solutia Inc. was incorporated in April 1997 to hold most of the chemical businesses of the former Monsanto Company, now known as Pharmacia Corporation. On September 1, 1997, Monsanto distributed our shares as a dividend to Monsanto's stockholders, and we became an independent publicly held company listed on the New York Stock Exchange under the symbol "SOI".

        We have organized our operations into three business segments: Performance Films, Specialty Products and Integrated Nylon.

Performance Films

        Our Performance Films business is a leading global manufacturer of plastic interlayer for laminated safety glass. Performance Films products are used in automotive windshields and architectural applications and for electronic displays. Our products impart measurable benefits to glass: enhanced protection from shattering, noise reduction and ultraviolet protection. Our interlayer is marketed under the SAFLEX® and KEEPSAFE® families of products. Automobiles manufactured throughout the world are required to have laminated glass for their windshields. In addition to windshields, we also sell our interlayer for side and rear windows of automobiles as Enhanced Protective Glass, or EPG. Our window films for aftermarket installation on automobiles and buildings include the following leading brands: LLUMAR®, VISTA®, FORMULAONE PERFORMANCE AUTOMOTIVE FILMS® and GILA®. Our newest brand, VANCEVA™, combines our expertise in plastic interlayer products with our technology to add new features to film, such as design, color and enhanced sound protection, which provide new solutions for architectural and automotive glass systems. We also manufacture industrial films for use in high-tech electronic display applications. Our electronic display films offer electrical conductivity and design capabilities.

Specialty Products

        Our Specialty Products business comprises Functional Solutions (formerly known as Resins and Additives and Industrial Products) and Pharmaceutical Services. Our Resins and Additives products include a diverse array of ingredients that provide durability to paints and other coatings; technical resins for specialty applications; and pressure-sensitive adhesives. We produce a range of environmentally friendly products, including waterborne alkyd resins for liquid coatings and solid resins for powder coatings. These products have experienced higher growth rates than solvent-based resins due to substitution trends in the United States and Europe. Our Industrial Products portfolio contains high-performance products, many of which are market leaders—including SKYDROL® aviation hydraulic fluids, THERMINOL® heat transfer fluids and DEQUEST® phosphonates water-treatment fluids. Pharmaceutical Services provides seamless development services—from process research to small scale-up manufacturing—for leading pharmaceutical and biotechnology companies. Pharmaceutical Services was formed by the acquisition of CarboGen and AMCIS in the first quarter of 2000.

Integrated Nylon

        We are one of the world's few fully integrated producers of nylon 6,6, from intermediates to polymers, plastics, and fibers. Our nylon and acrylic fibers are used to make consumer goods such as wear-resistant carpeting, vibrant upholstery fabrics and tires. Many of our fibers are sold under widely recognized brand names such as WEAR-DATED® carpet and upholstery for consumers, and ULTRON® carpet for commercial markets. We also produce nylon 6,6 resin, sold under the VYDYNE® and ASCEND® brand names, to the engineered thermoplastic and polymer markets. These resins are principally used to manufacture automotive products. Our intermediate products are used as feedstock for fiber and resin production and are also sold on the merchant market.

Principal Equity Affiliates

        We participate in two principal joint ventures in which we maintain a 50% interest and share management control with other companies. Flexsys, a 50/50 joint venture with Akzo Nobel N.V., is a leading supplier of process chemicals to the rubber industry and is headquartered in Belgium. Astaris, a 50/50 joint venture with FMC Corporation, sells phosphorus and phosphate salts into the bakery, pharmaceutical, meat and poultry and industrial markets and is headquartered in the United States.

Anniston Litigation

        We and the former Monsanto Company (now known as Pharmacia Corporation) are defendants in two principal tort cases claiming, among other things, property damage and personal injury arising out of the presence of PCBs in the Anniston, Alabama area: the Abernathy Litigation, involving approximately 3,500 plaintiffs, pending in Alabama state court, and the Tolbert Litigation, involving approximately 15,000 plaintiffs, pending in federal district court in Alabama. Pursuant to an agreement entered into at the time we were spun off as a separate company from the former Monsanto Company, we agreed to assume responsibility, and to indemnify Monsanto, for environmental liabilities related to the chemical businesses distributed to us.

        In the Abernathy Litigation, plaintiffs are seeking compensatory and punitive damages and injunctive relief requiring us to remove alleged contamination. On February 22, 2002, a jury returned a verdict for 17 plaintiffs on claims for property damage and exposure to PCBs. The trial court has not submitted the issue of compensatory damages for property claims to the jury for determination. Instead, the court has proceeded to hear damages evidence for each plaintiff making property claims. Personal injury claims have not yet been submitted by the court to the jury. Punitive damages, if any, will be determined at the end of the trial of all claims.

        We cannot predict the amount of damages we will have to pay, if any, or the timing of such payments with regard to these cases. The uncertain outcome of these cases could materially impact our ability to refinance our indebtedness as it comes due. For more information on this matter and the risks related thereto, see "Risk Factors—Risks Relating to Our Business—Legal proceedings and other claims could impose substantial costs on us."

The Securities

Issuer	Solutia Inc.
Securities
223,000 Warrants which entitle the holders thereof to purchase an aggregate of 5,533,522 shares of our common stock, representing approximately 5% of our common stock on a fully diluted basis as of the date hereof.
Exercise
Each Warrant represents the right, subject to certain conditions, to purchase 24.814 shares of our common stock (the "warrant shares") at an exercise price of $7.59 per share of our common stock, subject to adjustment under certain circumstances. The Warrants are exercisable at any time. The exercise price and number of shares of common stock issuable upon exercise of the Warrants will be subject to adjustment from time to time upon the occurrence of certain changes with respect to the common stock, including certain distributions of shares of common stock, issuance of options or convertible securities, dividends and distributions and certain changes in options and convertible securities of Solutia. A Warrant does not entitle the holder thereof to receive any dividends paid on shares of common stock.
Expiration	July 15, 2009.
Use of Proceeds
We will not receive any of the proceeds from the sale of the Warrants or the common stock by the selling holders. We may, however, receive cash consideration in connection with the exercise of the Warrants for cash. If the Warrants are all fully exercised for cash, we would realize proceeds, before expenses, in the amount of $42 million, subject to any adjustments to the exercise price and number of shares. Because we cannot be sure that the Warrants will ever be exercised in whole or in part, or that the Warrants will be exercised for cash, we have not determined a specific use of proceeds. To the extent we receive any such proceeds, the proceeds will be used for general corporate purposes.
Trading
There is no established market for the Warrants and we presently do not intend to list any of the Warrants for trading on any national securities exchange or for inclusion in any automated quotation system. We can give no assurance as to whether any market for the Warrants will develop. Our common stock is listed on the New York Stock Exchange under the symbol "SOI."

RISK FACTORS

        An investment in the Warrants and the common stock issuable upon exercise of the Warrants involves a number of risks. You should consider carefully the following information about these risks, together with the other information included or incorporated by reference in this prospectus, before buying the Warrants or the common stock. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Relating to the Securities

  You may not receive dividends on our common stock.

        The agreements governing our debt, including the terms of our senior credit facilities, will restrict our ability to pay dividends on our common stock. Holders of the Warrants will not have the right to receive any dividends so long as their Warrants are unexercised.

  The price of our stock may be volatile.

        Because our common stock is publicly traded, the market price of the common stock has fluctuated over a wide range and may continue to do so in the future. The market price of our common stock could be subject to significant fluctuations in response to various factors and events, including, among other things, the depth and liquidity of the trading market of our common stock, variations in our operating results and the difference between actual results and the results expected by investors and analysts. In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies. These broad market fluctuations may also adversely affect the market price of our common stock.

  The Warrants may have no value in a bankruptcy.

        In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the Warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

  There may be no active trading market for the Warrants.

        There has been no public trading market for the Warrants prior to this offering and we do not intend to list the Warrants for trading on any securities exchange or to seek admission of the Warrants for quotation through any automated quotation system. We cannot assure you as to the development of a market for the Warrants or liquidity of any market for the Warrants or the ability of any holder of the Warrants to sell their Warrants or any portion thereof or the price at which holders of Warrants would be able to sell their Warrants or any portion thereof. If an active market for the Warrants does not develop or is not sustained, the trading price of the Warrants could be materially adversely affected.

Risks Relating to Our Business

  Legal proceedings and other claims could impose substantial costs on us.

        As a manufacturer of chemical-based materials, we have lawsuits involving environmental and product liability claims filed against us from time to time. We are defending a number of legal proceedings primarily relating to former operations, including claims for personal injury and property damage arising out of releases of or alleged exposure to materials that are classified as hazardous substances under federal environmental law. Some of these proceedings have also been brought against our former parent, the former Monsanto Company (now known as Pharmacia Corporation), which we have agreed to indemnify for the claims. Before merging with Pharmacia & Upjohn, Monsanto conducted many of the businesses we now operate that are the subject of these lawsuits. Many claims involve allegations of personal injury and property damage associated with the former manufacture of polychlorinated biphenyls, which are known as "PCBs." Descriptions of our legal proceedings are included and updated in our periodic reports that are incorporated herein by reference.

        There is little, if any, precedent available for use in predicting potential outcomes in the PCB legal proceedings and we cannot reasonably determine the extent of liability or the amount of any damages. We cannot predict the amount of damages we will have to pay, if any, or the timing of such payments with regard to these cases. The uncertain outcome of these cases could materially impact our ability to refinance our indebtedness as it comes due.

  We manufacture products for highly competitive, cyclical end markets.

        We sell our products into cyclical end markets such as the domestic housing industry and global automotive industries. A general weakening of the economy in the United States and Europe in 2001 depressed consumer demand in these marketplaces, which negatively affected our sales for the year. As long as these conditions exist, they will continue to have a negative effect on our volumes and operating margins.

        The global markets in which our chemical businesses operate are highly competitive. Competition is based on a number of factors, such as price, product quality and service. In addition, some of our competitors may have greater financial, technological and other resources than ours, and may be better able to withstand changes in market conditions. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Consolidation of our competitors or customers may also have an adverse effect on us. In addition, global competition and customer demands for efficiency will continue to make price increases difficult. The occurrence of any of these events could adversely affect our financial condition and results of operations.

  Our business fluctuates materially due to external factors which may negatively affect our financial condition and results of operations.

        External factors beyond our control, such as general economic conditions described above, competitor actions, international events and governmental regulation in the United States and abroad, can cause fluctuations in demand for our products, fluctuations in prices and margins and volatility in the price of raw materials that we purchase. In particular, demand within the primary end-markets for our products is generally a function of regional economic conditions in geographic areas in which sales are generated. For example, in 2001, a decline in the U.S. economy reduced market demand in all business segments, which adversely affected our results of operations. These external factors can magnify the impact of industry cycles. As a result, our income and cash flow fluctuate significantly.

        As a result of demand, we may operate individual facilities below or above rated capacities, may idle individual facilities or may shut down and restart individual facilities in any period. During 2001, we reduced operating rates in all segments, thereby increasing our per unit cost of products sold. It is possible that lower demand in the future will cause us to reduce operating rates.

  Increased raw material and energy costs may reduce our income.

        We purchase large amounts of commodity raw materials, including natural gas, propylene, cyclohexane and benzene. While temporary shortages of raw materials and energy may occasionally occur, these items are generally sufficiently available to cover current and projected requirements. We typically purchase major requirements for key raw materials under medium-term contracts. However, their prices fluctuate under these contracts as a result of unscheduled plant interruptions and domestic and world market conditions.

        For example, during 2000, the cost of many of our raw materials increased significantly as the price of crude oil increased above $30 per barrel. During the second half of 2000, natural gas escalated in price to nearly $10 per MMBtu. Given our competitive markets, it is often not possible to pass all of these increased costs on to our customers. While natural gas prices have now dropped from record levels, natural gas prices and other raw material and energy costs remain at levels that are approximately 20% to 30% above average ten-year levels. Elevated raw material and energy costs could significantly reduce our operating margins in the future.

  Operating problems in our business may materially adversely affect our financial condition and results of operations.

        The occurrence of material operating problems at our facilities, including but not limited to the events described below, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on our operations as a whole, during and after the period of the operational difficulties. Our income is dependent on the continued operation of our various production facilities. Our manufacturing operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties and transportation interruptions.

  Because we operate worldwide, we are affected by risks of doing business abroad. Our results of operations may be adversely affected by currency risk or political instability.

        We generate revenue from export sales as well as from operations conducted outside the United States. For example, approximately 43% of our consolidated sales in 2001 were made into markets outside the United States including Europe, Canada, Latin America and Asia. Operations outside the United States are potentially subject to a number of risks and limitations that are not present in domestic operations, including fluctuations in currency values, trade restrictions, investment regulations, governmental instability and other potentially detrimental governmental practices or policies affecting companies doing business abroad. Our Performance Films and Specialty Products segments are particularly dependent on their international operations. Approximately half of the sales of the Performance Films segment and two-thirds of the sales of the Specialty Products segment were made into markets outside the United States. Identifiable assets of the non-United States operations represented approximately 26% of total identifiable assets at December 31, 2001, and approximately 28% of total identifiable assets at September 30, 2002.

        The functional currency of each of our non-United States operations is the local currency. Exchange rates between these currencies and U.S. dollars have fluctuated significantly in recent years and may do so in the future. Unfavorable currency exchange rates adversely affected our revenues and net income in 2000 and 2001. We cannot predict future events, which may significantly increase or decrease the risk of future movement in foreign currencies in which we conduct our business. We generate revenue from export sales and operations conducted outside the United States that may be denominated in currencies other than the relevant functional currency. It is possible that fluctuations in foreign exchange rates will have a negative effect on our results of operations. Additionally, we generate revenues from sales in countries that may experience greater degrees of economic and political uncertainty than those experienced by us in the United States.

  Environmental and regulatory compliance imposes substantial costs on us.

        We make substantial expenditures for environmental and regulatory compliance. For example, in 2001 we spent approximately $7 million for environmental capital projects and approximately $122 million for the management of environmental programs, including the operation and maintenance of facilities for environmental control, of which $40 million was charged against recorded environmental liabilities. During 2002 and 2003, we estimate that we will spend a total of approximately $26 million on additional capital projects for environmental protection and that expenses for the management of environmental programs in 2002 and 2003 will decrease slightly from 2001 levels. Descriptions of our environmental and regulatory compliance expenditures are included and updated in our periodic reports that are incorporated herein by reference.

        At the time of our spinoff from the former Monsanto Company (now Pharmacia Corporation), we assumed liabilities related to specified proceedings under federal and state environmental remediation laws including the federal Comprehensive Environmental Response, Compensation & Liability Act, which is known as "Superfund." As a result, while Monsanto remains the named potentially responsible party or defendant for actions that occurred before the September 1, 1997 spinoff, we manage these proceedings and litigation against Monsanto and indemnify it for any costs, expenses and judgments arising from these proceedings.

        Our largest known environmental exposure arises from the alleged release of PCBs from our facility in Anniston, Alabama. Environmental remediation issues related to this facility relate principally to: (1) remediation of the seventy-acre plant site; (2) investigation and remediation of soil contamination at properties in the Anniston area; and (3) investigation and remediation of sediments in waterways and soils in flood plains impacted by discharges from the plant. We have tested and continue to test soils at residential properties in the Anniston area for PCBs and are conducting clean-ups where action levels are exceeded and access can be obtained pursuant to an administrative order on consent agreed to with the federal EPA.

        Uncertainties related to all of our environmental liabilities include changing governmental policy and regulations, discovery of unknown conditions, the method and extent of remediation and future changes in technology. Because of these uncertainties, we estimate that potential future expenses associated with these liabilities could exceed the amounts reserved. Although we cannot predict the ultimate costs and results of remediation of contaminated sites with certainty, we do not expect them to result in a material adverse effect on our consolidated financial position or liquidity, but they could have a material adverse effect on our net income in any one year. However, there can be no guarantee that the ultimate cost of remediation and related matters, including any natural resource damages, will not have a material adverse effect on our financial position.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. We consider all statements regarding anticipated or future matters, including the following, to be forward-looking statements:

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  our expected future financial position, liquidity, results of operations, profitability and cash flows;

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  dividends;

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  financing plans;

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  business strategy;

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  budgets;

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  projected cost reductions;

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  effect of changes in accounting due to recently issued accounting standards;

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  plans and objectives of management for future operations;

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  competitive position;

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  results of litigation;

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  growth opportunities for existing products and services;

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  price increases;

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  benefits from new technology; and

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  share repurchases.

        These statements are not guarantees of our future performance. They represent our estimates and assumptions only on the date we made them. There are risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project. These risks, uncertainties and factors include:

  •
  general economic, business and market conditions, which affect us because some of our customers are in cyclical businesses;

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  lower prices for our products or a decline in our market share due to competition or price pressure by customers;

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  ability to implement cost reduction initiatives in a timely manner;

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  interest rate fluctuations;

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  customer acceptance of new products;

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  gain or loss of significant customers;

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  efficacy of new technology and facilities;

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  shortages or price increases of raw materials and energy;

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  disruption of operations;

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  labor relations;

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  currency fluctuations;

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  ability to acquire and integrate new businesses or divest existing businesses;

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  changes in U.S. and foreign laws and regulations; and

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  exposure to product liability and other litigation and cost of environmental remediation.

        These forward-looking statements represent our estimates and assumptions only on the date they were made. Many of the factors that will determine these items are beyond our ability to control or predict. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference.

        All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of this prospectus.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the Warrants or the common stock by the selling holders. We may, however, receive cash consideration in connection with the exercise of the Warrants for cash. If the Warrants are all fully exercised for cash, we would realize proceeds, before expenses, in the amount of $42 million, subject to any adjustments to the exercise price and number of shares. Because we cannot be sure that the Warrants will ever be exercised in whole or in part, or that the Warrants will be exercised for cash, we have not determined a specific use of proceeds. To the extent we receive any such proceeds, the proceeds will be used for general corporate purposes.

SELLING HOLDERS

        We originally issued the Warrants on July 9, 2002. The Warrants were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the Warrants and the common stock issuable upon exercise of the Warrants.

        The following table sets forth information, as of October 25, 2002, with respect to the selling holders and the principal amounts of Warrants and the number of shares of common stock beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the Warrants or common stock issuable upon exercise of the Warrants. Because the selling holders may offer all or some portion of the Warrants or the common stock, no estimate can be given as to the amount of the Warrants or common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Warrants or common stock since the date on which they provided the information regarding their Warrants or common stock in transactions exempt from the registration requirements of the Securities Act. No selling holder named in the table below beneficially owns one percent or more of our common stock assuming conversion of a selling holder's Warrants. No selling holder named in the table below, and none of their affiliates, directors or principal equity holders has held any position or office or has had any other material relationship with us during the past three years. Information concerning other selling holders may be set forth in prospectus supplements form time to time. Information about the selling holders may change over time and any changed information will be set forth in prospectus supplements.

Name and Address	Number of Warrants Beneficially Owned that may be sold	Number of Shares of Common Stock that may be sold(1)
Abbott Laboratories Annuity Retirement Plan	150	3,722
BACAP Extended Core Fixed Income	258	6,402
Banc of America Capital Management, LLC — High Yield Portfolio	1,622	40,248
Banc of America Capital Management, LLC — Nations Asset Allocation Fund	195	4,838
Banc of America Capital Management, LLC — Nations Bond Fund — Domestic	2,898	71,910
Banc of America Capital Management, LLC — Nations High Income Portfolio	225	5,583
Bankers Life & Casualty Insurance Company	1,445	35,856
Bankers National Life Insurance Company	130	3,225
California State Teachers Retirement System	3,720	92,308
Caspian Capital Partners LP	2,200	54,590
Charlotte Firefighters Retirement System Fixed Income Account	54	1,339
Clearwater Funding 99-A	500	12,407
Concordia Partners LP	1,500	37,221
Conseco Annuity Assurance — Multi Bucket Annuity High Yield Bond Fund	85	2,109
Conseco Annuity Assurance Company	1,665	41,315
Conseco Annuity Assurance Company — High Yield	500	12,407
Conseco Fund Group — High Yield Fund	945	23,449
Conseco Life Insurance Company	930	23,077

Conseco Series Trust — High Yield	65	1,612
Conseco Strategic Income Fund — Segregated	690	17,121
Delaware Group Equity Funds V — Retirement Income Fund	13	322
Delaware Group Income Funds — Corporate Bond Fund	615	15,260
Delaware Group Income Funds — Delchester Fund	4,575	113,524
Delaware Group Income Funds — Extended Duration Bond Fund	550	13,647
Delaware Group Income Funds — High Yield Opportunities Fund	470	11,662
Delaware Group Income Funds — Strategic Income Fund	155	3,846
Delaware Investments Dividend & Income Fund, Inc.	850	21,091
Delaware Investments Global Dividend and Income Fund, Inc.	175	4,342
Delaware Pool Trust — High Yield Bond Portfolio	60	1,488
Delaware Pooled Trust — Diversified Core Fixed Income Portfolio	15	372
Delaware VIP Trust — High Yield Series	895	22,208
Delaware VIP Trust — Strategic Income Series	80	1,985
Escalera Recovery Fund I	215	5,335
Evergreen Funding Ltd.	1,250	31,017
Frank Russell Investment Company Fixed Income III Fund	450	11,166
Frank Russell Investment Company Multistrategy Bond Fund	850	21,091
Golden Knight CDO Ltd.	1,500	37,221
Golden Rule Insurance Company	385	9,553
Goldman Sachs Asset Management	500	12,407
Hartford Accident & Indemnity Company	4,635	115,012
Hartford Bond HLS Fund, Inc.	15,810	392,309
Hartford Fire Insurance Company	840	20,843
Hartford High Yield Fund	2,500	62,035
Hartford High Yield HLS Fund	2,905	72,084
Hartford Institutional Trust	305	7,568
Hartford Life and Annuity Insurance Company	1,450	35,980
Hartford Life Insurance Company	8,130	201,737
Hatteras Income Securities	301	7,469
Ingalls Health System Malpractice & Comprehensive Liability Trust	26	645
John I. Smith Charities, Inc.	27	669
Kmart Corporation Pension Plan	925	22,952
Lincoln National Global Asset Allocation Fund, Inc.	20	496
Lord Abbott Bond Debenture Fund	5,000	124,070
Lyndon Property Insurance Company	4,000	99,256
Mariner LDC	2,200	54,590
Mariner Opportunities Fund LP	2,200	54,590
Marsh & McLennan Companies, Inc. U.S. Retirement Plan	250	6,203
Middlesex Retirement System	80	1,985
Mizuho International PLC	16,500	409,431
Northeast Utilities Service Company Master Trust	485	12,034
Pioneer Life Insurance Company	55	1,364
Public Teachers Pension — Chicago — Fixed	203	5,037
Putnam Asset Allocation Funds — Balanced Portfolio	150	3,722
Putnam Asset Allocation Funds — Conservative Portfolio	290	7,196
Putnam Asset Allocation Funds — Growth Portfolio	190	4,714

Putnam Diversified Income Trust	2,230	55,335
Putnam High Income Bond Fund (formerly Putnam High Income Convertible and Bond Fund)	80	1,985
Putnam High Income Opportunities Trust (formerly Putnam Convertible Opportunities and Income Trust)	67	1,662
Putnam High Yield Advantage Fund	1,460	36,228
Putnam High Yield Fixed Income Fund, LLC	110	2,729
Putnam High Yield Trust	3,083	76,501
Putnam Managed High Yield Trust	60	1,488
Putnam Master Income Trust	190	4,714
Putnam Master Intermediate Income Trust	360	8,933
Putnam Premier Income Trust	500	12,407
Putnam Variable Trust — Putnam VT Diversified Income Fund	320	7,940
Putnam Variable Trust — Putnam VT Global Asset Allocation Fund	30	744
Putnam Variable Trust — Putnam VT High Yield Fund	680	16,873
RAB European High Yield Fund Ltd.	1,000	24,814
S G Cowen Securities Corporation	1,000	24,814
Salvation Army Southern Territory Fixed Income Portfolio	399	9,900
Sycamore CBO (Cayman) Ltd.	2,000	49,628
The Hartford Bond Income Strategy Fund	2,730	67,742
The Lincoln National Life Company Separate Account 12	6,310	156,576
The Lincoln National Life Company Separate Account 20	1,000	24,814
The Lincoln National Life Insurance Company	8,000	198,512
The Northrop Gumman Pension Master Trust	430	10,670
Wake Forest University Endowment	42	1,042
Washington National — General	275	6,823
West Coast Life Insurance Company	16,000	397,024
Additional Selling Holders(2)	71,787	1,781,322

Total	223,000	5,533,522	(3)

(1)
Assumes exercise of all of the selling holders' Warrants. This conversion price is subject to adjustment as described under "Description of Warrants — Adjustments." As a result, the amount of common stock issuable upon exercise of the Warrants may increase or decrease in the future.
(2)
Information concerning additional selling holders, if any, will be set forth in prospectus supplements from time to time, if required.
(3)
In addition to the sum of the shares set forth for each selling holder, this total includes 35 shares that represent the aggregate fractional shares which were excluded from the number of shares listed for each selling holder due to the fact that we will pay cash in lieu of fractional shares upon exercise by a particular selling holder.

DESCRIPTION OF WARRANTS

        The warrants (the "Warrants") have been issued pursuant to a Warrant Agreement (the "Warrant Agreement") between Solutia and HSBC Bank USA, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement is not complete and is qualified in its entirety by reference to the Warrant Agreement, including the definitions therein of certain terms used below.

General

        Each Warrant, when exercised, will entitle the holder thereof to receive 24.814 fully paid and nonassessable shares of our common stock (the "Warrant Shares") at an exercise price of $7.59 per share of our common stock, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. The holders of the Warrants would be entitled, in the aggregate, to purchase shares of our common stock representing approximately 5% of our common stock on a fully diluted basis as of the date hereof. The Warrants are exercisable at any time. Unless exercised, the Warrants will automatically expire at 5:00 p.m. New York City time on July 15, 2009 (the "Expiration Date").

        The holders of the Warrants have no right to vote on matters submitted to our stockholders and have no right to receive dividends. The holders of the Warrants are not entitled to share in our assets in the event of liquidation, dissolution or the winding up of us. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts that may be subject to rejection by us with approval of the bankruptcy court, and the holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy proceeding than they would be entitled to if they had exercised their Warrants before the commencement of any such proceeding.

        In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of Warrants, holders may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

        Certificates for Warrants have been issued in fully registered form only. Subject to the terms of the Warrant Agreement, the warrant certificates evidencing the Warrants may be surrendered for exercise or exchange, and the transfer of warrant certificates are registrable, at the office or agency of Solutia maintained for such purpose, which initially will be the issuer services office of the Warrant Agent in New York, New York. No service charge will be made for registration of transfer or exchange of any warrant certificate so surrendered. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates. The warrant certificates will be issued either in global form or in registered form as definitive warrant certificates.

Exercise

        The Warrants may be exercised by surrendering to us the Warrants to be exercised with the accompanying form of election to purchase, properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made at the holder's election (i) in cash in U.S. dollars by wire transfer or by certified or official bank check to the order of Solutia or (ii) by the surrender of one or more warrant certificates (and without the payment of the Exercise Price in cash) in exchange for a number of shares of our common stock equal to the product of (a) the number of shares of our common stock for which such Warrant is exercisable as of the exercise date (if the Exercise Price were being paid in cash), and (b) the Cashless Exercise Ratio (the "Cashless Exercise"). The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value per share of our common stock on the exercise date over the Exercise Price per share as of the exercise date and the denominator of which is the Current Market Value per share of our common stock on the exercise date. Upon surrender of a warrant certificate representing more than one Warrant, the number of shares of our common stock deliverable upon a Cashless Exercise shall be equal to the product of the number of shares of our common stock issuable in respect of those Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to an exercise of a warrant certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby.

        Upon surrender of the Warrants and payment of the Exercise Price, we will deliver or cause to be delivered, to or upon the written order of such holder, shares representing the number of whole Warrant Shares to which the holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants. Holders of Warrants are able to exercise their Warrants only if a registration statement relating to the Warrant Shares underlying the Warrants is then in effect, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants or other persons to whom it is proposed that Warrant Shares be issued on exercise of the Warrants reside.

        No fractional Warrant Shares will be issued upon exercise of the Warrants. We will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the Current Market Value of any such fractional Warrant Shares less a corresponding fraction of the Exercise Price.

Adjustments

        The number of Warrant Shares purchasable upon exercise of Warrants and the Exercise Price is subject to adjustment in certain events including:

  (i)
  the payment by us of dividends and other distributions in the form of capital stock on our common stock;

  (ii)
  subdivisions, combinations and reclassifications of our common stock;

  (iii)
  the issuance to all holders of our common stock or to an Affiliate of Solutia of common stock or of securities convertible into or exchangeable or exercisable for shares of common stock or of rights, options or warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, our common stock, in each case, at a price which is less than the Current Market Value per share (as defined) of our common stock; and

  (iv)
  certain extraordinary dividends or distributions on our common stock,

in each case, other than (1) pursuant to the exercise of the Warrants, (2) pursuant to any security convertible into, or exchangeable or exercisable for, shares of common stock outstanding as of the Issue Date, (3) upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable security as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the Warrant Agreement and (4) upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of Solutia outstanding on the Issue Date (to the extent in accordance with the terms of such securities as in effect on such date).

        Notwithstanding the foregoing, no adjustment in the Exercise Price will be required in respect of: (a) the grant of any stock option or other stock incentive award pursuant to any stock option or stock incentive plan or arrangement as disclosed in this offering memorandum, (b) the grant of any stock option or stock incentive award at an exercise price at least equal to the Current Market Value, (c) the grant of any other stock option or stock incentive award to any officer, director or employee of Solutia or any of its subsidiaries pursuant to any compensatory plan or arrangement that has been approved by our board of directors, or (d) the exercise of any such option or award.

        If we, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties and assets to another person or group of affiliated persons or are a party to a merger or binding share exchange which reclassifies or changes our outstanding common stock (a "Fundamental Transaction"), as a condition to consummating any such transaction the person formed by or surviving any such consolidation or merger if other than Solutia or the person to whom such transfer has been made (the "Surviving Person") shall enter into a supplemental warrant agreement. The supplemental warrant agreement shall provide (a) that the holder of a Warrant then outstanding may exercise it for the kind and amount of securities, cash or other assets which such holder would have received immediately after the Fundamental Transaction if such holder had exercised the Warrant immediately before the effective date of the transaction (regardless of whether the Warrants are then exercisable and without giving effect to the Cashless Exercise option), assuming (to the extent applicable) that such holder (1) was not a constituent person or an affiliate of a constituent person to such transaction, (2) made no election with respect thereto and (3) was treated alike with the plurality of non-electing holders, and (b) that the Surviving Person shall succeed to and be substituted for every right and obligation of Solutia in respect of the Warrant Agreement and the Warrants. The Surviving Person shall mail to holders of Warrants at the addresses appearing on the Warrant Register a notice briefly describing the supplemental warrant agreement. If the issuer of securities deliverable upon exercise of Warrants is an affiliate of the Surviving Person, that issuer shall join in the supplemental warrant agreement.

        Notwithstanding the foregoing, if we enter into a Fundamental Transaction with another person (other than one or our subsidiaries) and consideration is payable to holders of the shares of our capital stock (or other securities or property) issuable or deliverable upon exercise of the Warrants that are exercisable in exchange for such shares in connection with such Fundamental Transaction which consists solely of cash, then the holders of Warrants shall be entitled to receive distributions on the date of such event on an equal basis with holders of such shares (or other securities issuable upon exercise of the Warrants) as if the Warrants had been exercised immediately prior to such event, less the Exercise Price therefor. Upon receipt of such payment, if any, the rights of a holder of a Warrant shall terminate and cease and such holder's Warrants shall expire.

        If there is an adjustment to the number of shares of common stock or other consideration for which such a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

        Fractional shares of common stock are not required to be issued upon exercise of Warrants, but in lieu thereof we will pay a cash adjustment, except in limited circumstances.

        If any event occurs as to which the foregoing provisions are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of our board of directors, fairly and adequately protect the rights of the Warrants in accordance with the essential intent and principles of such provisions, then our board of directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such board of directors, to protect such rights as aforesaid, but in no event shall any such adjustment have the effect of decreasing the Exercise Price or decreasing the number of Warrant Shares issuable upon exercise of the Warrants.

        "Current Market Value" per share of any class of our common stock at any date shall mean:

  (1)
  if no class of common stock is then (A) registered under the Exchange Act and (B) traded on a national securities exchange or on the Nasdaq National Market System, (a) the value of such class of common stock, determined in good faith by our board of directors and certified in a board resolution, taking into account the most recently completed arms-length transaction between Solutia and a Person other than an Affiliate of Solutia and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the fair market value of the security as determined by a nationally recognized Independent Financial Expert, provided that, in the case of the calculation of Current Market Value for determining the cash value of fractional shares, any such determination within six months that is, in the good faith judgment of our board of directors, a reasonable determination of value, may be utilized; or

  (2)
  if any class of common stock is then (A) registered under the Exchange Act and (B) traded on a national securities exchange or on the Nasdaq National Market System, the average of the daily closing sales prices of such class of Common Stock for the 20 consecutive trading days immediately preceding such date, or (b) if such class of common stock has been registered under the Exchange Act and traded on a national securities exchange or on the Nasdaq National Market System for less than 20 consecutive trading days before such date, then the average of the daily closing sales prices for all of the trading days before such date for which closing sales prices are available, in the case of each of (a) and (b), as certified to the Warrant Agent by the chief executive officer, the president, any executive vice president or the chief financial officer of Solutia. The closing sales price of each such trading day shall be the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day.

        "Independent Financial Expert" means a nationally recognized independent investment banking, appraisal or accounting firm.

        No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the Exercise Price; provided, however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In the case of certain consolidations or mergers of Solutia, or the sale of all or substantially all of our assets to another corporation, (i) each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto and (ii) the person formed by or surviving any such consolidation or merger (if other than Solutia) or to which such sale shall have been made will assume our obligations under the Warrant Agreement.

Reservation of Shares

        We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

Amendment

        From time to time, we and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing ambiguities, defects or inconsistencies or making any change that does not adversely affect the legal rights of any holder. Any amendment or supplement to the Warrant Agreement that adversely affects the legal rights of the holder of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by us or any of its affiliates). The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrants Agreement) or any of the adjustment provisions in the Warrant Agreement would be changed in a manner that would have any such effect.

SEC Reports and Other Information

        Whether or not we are then subject to Section 13(a) or 15(d) of the Exchange Act, we will electronically file with the SEC, so long as the Warrants are outstanding, the annual reports, quarterly reports and other periodic reports that we would be required to file with the SEC pursuant to Section 13(a) or 15(d) if we were so subject, and such documents will be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which we would be required so to file such documents if we were so subject, unless, in any case, such filings are not then permitted by the SEC.

        If such filings with the SEC are not then permitted by the SEC, or such filings are not generally available on the Internet free of charge, we will, without charge to the holders, within 15 days of each Required Filing Date, transmit by mail to holders, as their names and addresses appear in the note register, and file with the Warrant Agent copies of the annual reports, quarterly reports and other periodic reports that Solutia would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if we were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at our cost.

        In addition, we will, for so long as any Warrants remain outstanding, furnish to the holders of the Warrants and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

No Rights as Stockholders

        The holders of unexercised Warrants are not entitled, by virtue of being such holders, to vote, to consent, to exercise any preemptive rights or to receive notice as our stockholders in respect of any stockholders' meeting for the election of our directors or any other purpose, or to exercise any other rights whatsoever as our stockholders.

Registration Rights

        Pursuant to the Warrant Agreement and the warrant registration rights agreement, we agreed that within 60 days of the Assumption Date, we would file this shelf registration statement (the "Warrant Registration Statement") covering the resale of the Warrants and the issuance of our common stock to be issued upon the exercise of the Warrants and to use our reasonable best efforts to cause this registration statement to be declared effective, subject to certain exceptions, on or before 120 days after the Assumption Date and (subject to certain "black-out" periods not to exceed 90 days in any calendar year) to remain effective, subject to certain exceptions, until the later of (i) two years following the effective date of the registration statement and (ii) the earlier of (A) the expiration of the Warrants and (B) the first date as of which all Warrants have been exercised. There can be no assurance we will be able to cause this registration statement to be declared effective or keep this registration statement continuously effective for the required period.

        Holders of Warrants have been required to deliver certain information to be used in connection with the shelf registration statement within the time periods set forth in the warrant registration rights agreement in order to have their Warrants or Warrant Shares included in the shelf registration statement.

DESCRIPTION OF OUR COMMON STOCK

        Our Restated Certificate of Incorporation provides that we have authority to issue 600,000,000 shares of our common stock, par value $0.01 per share. We also have authority to issue 10,000,000 shares of our preferred stock, par value $0.01 per share; of which none is currently outstanding.

Terms of the Common Stock

        On September 30, 2002, there were 104,777,018 shares of common stock issued and outstanding, 13,623,617 shares held as treasury shares, and 27,823,327 shares reserved for issuance under our stock option plans.

        Voting Rights.    Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. Except for any special voting rights of any series of preferred stock that we may issue in the future, the holders of our common stock have one vote for each share held on all matters voted upon by our stockholders, including the election of our directors. Holders of common stock may not cumulate their votes in elections of directors.

        Dividend Rights.    Except for any preferential rights of holders of any preferred stock that may then be issued and outstanding, holders of our common stock are entitled to receive dividends when declared by our board of directors from legally available funds.

        Liquidation Rights.    In the event of a liquidation, whether voluntary or involuntary, of Solutia, the holders of our common stock will be entitled to receive, proportionally according to the number of shares held by each, all assets of Solutia remaining for distribution after payment to creditors and the holders of any issued and outstanding preferred stock of the full preferential amounts to which they are entitled.

        No Preemptive Rights or Right of Redemption.    Other than the rights discussed under "—Shareholder Rights Plan" below, holders of our common stock do not have preemptive rights to subscribe for and purchase any new or additional issue of common stock or securities convertible into common stock. Shares of our common stock are not subject to redemption.

        Stock Exchange Listing and Transfer Agent.    The outstanding shares of our common stock are listed on the New York Stock Exchange. The transfer agent and registrar of our common stock is EquiServe Trust Company, N.A.

Shareholder Rights Plan

        We have had a shareholder rights plan in effect since we became an independent, publicly held company. Before September 1, 1997, the date upon which Monsanto distributed all of the outstanding shares of our stock as a dividend to Monsanto's stockholders, our board of directors declared a dividend of one preferred share purchase right on each share of our common stock issued in the distribution and authorized the issuance of one right for each share of common stock issued after September 1, 1997, until the earliest of the date the rights become exercisable, the date we redeem the rights and the termination date of the rights plan.

        The rights become exercisable on the earlier of (a) ten days after a public announcement that a person or group has acquired beneficial ownership of 20% or more of our outstanding common stock, or (b) ten business days (or such later date as determined by our board of directors) after the commencement of a tender or exchange offer, or the announcement of an intention to commence a tender or exchange offer, that would result in beneficial ownership of 20% or more of our outstanding common stock. Before the rights become exercisable, our board of directors is generally authorized to reduce the 20% thresholds to not less than the greater of (x) the sum of .001% and the largest percentage of the outstanding common stock then known by us to be beneficially owned by any person and (y) 10%.

        If the rights become exercisable, each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $125 per one one-hundredth of a share, subject to adjustment. In addition, upon the occurrence of certain events, and upon payment of the then current purchase price, the rights may "flip in" and entitle holders to buy our common stock, or "flip over" and entitle holders to buy common stock in an acquiring entity, in such amount that the market value of the purchased stock of Solutia or the acquiring entity is equal to twice the then current purchase price of that stock under the rights. In addition, under certain conditions, our board of directors may, at its option, exchange part or all of the rights for shares of our common stock at an exchange ratio of one share for every right, subject to adjustment.

        The rights are nonvoting and may be redeemed by us for one cent per right, subject to adjustment, at any time before any person or group acquires beneficial ownership of 20% or more of our outstanding common stock. The rights expire September 1, 2007.

        Because this summary of the rights does not contain all of the information that you may find useful, you should read the Rights Agreement for all the terms applicable to the rights. See "Where You Can Find More Information" to find out how you can obtain a copy of the Rights Agreement.

Provisions with Possible Anti-Takeover Effects

        Various provisions of the Delaware General Corporation Law and our Restated Certificate of Incorporation and by-laws, as well as the shareholder rights plan described above, may make more difficult the acquisition of control of us by means of a tender offer, open market purchases, a proxy fight or other means that are not approved by our board of directors. See "Where You Can Find More Information" to find out how you can obtain a copy of our Restated Certificate of Incorporation and by-laws.

Shareholder Rights Plan and Business Combinations Under Delaware Law

        As described under "Shareholders Rights Plan" above, we have adopted a shareholder rights plan that has the effect of providing our stockholders with the right to purchase shares of our common stock, or securities of an acquiring company, at half the market price under certain circumstances involving a potential change in control of us that has not been approved by our board of directors. In addition, the Delaware General Corporation Law provides that any beneficial owner of 15% or more of our voting stock is prohibited, without the prior approval of the board of directors, from entering into any business combination with us for three years from the date that 15% ownership interest is acquired unless the combination otherwise satisfies Section 203 of the Delaware General Corporation Law.

Charter and By-Law Provisions

        The following provisions of our Restated Certificate of Incorporation and by-laws could have an antitakeover effect:

        Classified Board of Directors; Vacancies; and Limitations on Removal of Directors.    Our Restated Certificate of Incorporation classifies our board of directors into three classes and provides that, subject to any rights of the holders of the preferred stock, only a majority of the board of directors then in office has the authority to fill any vacancies on our board of directors. Directors may be removed from office only with cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of our stock entitled to vote generally in the election of directors.

        No Written Consent or Calling of Special Meetings by Stockholders.    Our Restated Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be taken at a duly called annual or special meeting of our stockholders and explicitly prohibits stockholder action by written consent instead of a meeting. A vote of the holders of 80% of the voting power of the then outstanding shares of our stock entitled to vote generally in the election of directors is required to amend these provisions. In addition, our by-laws provide that, subject to the rights of holders of preferred stock, only our chairman of the board, our president or our board of directors can call a special meeting.

        Advance Notice Provision.    Our by-laws provide for an advance notice procedure for the nomination, other than by our board of directors, of candidates for election as directors at an annual meeting of stockholders. Our by-laws also provide for an advance notice procedure for business, except for items of business included in our proxy statement, to be brought before an annual or special meeting of stockholders. Under these provisions, a stockholder must give us written notice that complies with the specifications of our by-laws of an intention to nominate a director for election at an annual meeting or bring other business before an annual or special meeting. To be timely, we must generally receive this notice not less than 90 days nor more than 120 days before the meeting.

        Ability to Issue Preferred and Common Stock.    Our Restated Certificate of Incorporation authorizes our board of directors to establish series of preferred stock and to determine for each series the designation, powers, preferences and special rights of the shares of the series and the qualifications, limitations and restrictions on these powers, preferences and special rights. In addition, we have available for issuance authorized but unissued shares of common stock. The authorized shares of preferred and common stock could be issued without action by our stockholders unless their action was required by law or the rules of any stock exchange on which Solutia may be listed. Our board of directors could issue preferred stock in one or more transactions with terms that might make the acquisition of a controlling interest in us more difficult or costly. Our board could also issue additional authorized shares of common stock to defend us against a hostile takeover bid by diluting the stock ownership of a potential acquirer, or our board could use the authorized but unissued shares in a private placement with purchasers who might side with our board of directors in opposing a specific change of control.

        Amendment of Charter Provisions and By-Laws.    The affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of our stock entitled to vote generally in the election of directors would be required to amend the provisions of our Restated Certificate of Incorporation pertaining to classification of the board of directors, the number of directors, filling vacancies in the board of directors, removal of directors, and the requirement that stockholders can act only at annual or special meetings and not by written consent. In addition, the affirmative vote of at least 80% of the voting power of the then outstanding shares of our stock entitled to vote generally in the election of directors would be required for our stockholders to adopt, amend or repeal any provision of our by-laws.

PLAN OF DISTRIBUTION

        The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the Warrants and the common stock issuable upon exercise of the Warrants directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The Warrants and the common stock issuable upon exercise of the Warrants may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to the prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        The methods by which the Warrants and the underlying shares of common stock may be sold include:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  privately-negotiated transactions;

  •
  through put or call transactions;

  •
  through short-sales; and

  •
  underwritten transactions.

        Our common stock is listed for trading on the New York Stock Exchange under the symbol "SOI." There is no established market for the Warrants and we presently do not intend to list any of the Warrants for trading on any national securities exchange or for inclusion in any automated quotation system. We can give no assurance as to whether any market for the Warrants will develop.

        In order to comply with the securities laws of some jurisdictions, if applicable, the Warrants and common stock issuable upon exercise of the Warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the Warrants and common stock issuable upon exercise of the Warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the Warrants and common stock issuable upon exercise of the Warrants may be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder is not required to sell any Warrants or common stock issuable upon exercise of the Warrants described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

        To the extent required, the specific Warrants or shares of common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of holders of the Warrants to register their Warrants and common stock issuable upon exercise of the Warrants under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and Solutia and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Warrants and the common stock issuable upon exercise of the Warrants, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the Warrants and the common stock issuable upon exercise of the Warrants.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Winston & Strawn, Chicago, Illinois.

EXPERTS

        The consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 incorporated in this prospectus by reference from our Current Report on Form 8-K dated November 18, 2002, and the related financial statement schedule listed in Item 14 from our Annual Report on Form 10-K for the year ended December 31, 2001 incorporated in this prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein (which reports express an unqualified opinion and include an explanatory paragraph referring to a change in accounting principle), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available over the Internet at http://www.sec.gov. You may also read and copy any document we file at the SEC public reference room at:

                450 Fifth Street, N.W.
                Washington, D.C. 20549

        You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.

        Our common stock is quoted on the New York Stock Exchange under the symbol "SOI," and our SEC filings can also be read at:

                New York Stock Exchange
                20 Broad Street
                New York, New York 10005

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to the documents containing that information. The information incorporated by reference is considered part of this offering memorandum. Any information we file with the SEC later will automatically update and, to the extent inconsistent, supersede the information in this offering memorandum. We incorporate by reference the documents listed below:

  •
  Our annual report on Form 10-K for the year ended December 31, 2001 filed on March 7, 2002, as amended by Amendment No. 1 on Form 10-K/A filed on May 3, 2002;

  •
  Our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 filed on April 26, 2002, August 1, 2002 and November 14, 2002, respectively;

  •
  Our current reports on Form 8-K filed January 25, 2002, June 18, 2002, July 3, 2002, September 17, 2002 and November 18, 2002; and

  •
  Our Form 10 filed on August 7, 1997, and amended on August 19, 1997, for a description of our common stock.

        We also incorporate by reference any future filings we make with the SEC, under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we have sold all the offered securities to which this offering memorandum relates or the offering is otherwise terminated.

        You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (314) 674-4520:

                Solutia Inc.
                Investor Relations
                P.O. Box 66760
                St. Louis, Missouri 63166-6760

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        Estimated expenses in connection with the offering of the Securities being registered herein are as follows:

Registration Statement fee	$3,472
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Warrant Agent fees and expenses	$5,000
Printing and engraving	$20,000
Miscellaneous	$5,000

Total	$68,472

Item 15. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under specified conditions and subject to specified limitations. Solutia's articles of incorporation and by-laws provide for indemnification of any director or officer to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Solutia maintains directors' and officers' liability insurance for the benefit of its directors and officers and for the benefit of the directors and officers of its subsidiaries.

Item 16. Exhibits.

3.1*	Restated Certificate of Incorporation of Solutia Inc. as of October 28, 1997 (incorporated by reference to Exhibit 3(a) of Solutia Inc.'s Form S-1 Registration Statement (No. 333-363555), filed on September 25, 1997)
3.2*	By-Laws of Solutia Inc. (incorporated by reference to Exhibit 3(b) of Solutia Inc.'s Form 10-K for the year ended December 31, 2001 (File No. 011-13255))
4.1*
Warrant Agreement, dated July 9, 2002, by and among Solutia Inc. and HSBC Bank USA, as warrant agent.(incorporated by reference to Exhibit 4 of Solutia Inc.'s Form 10-Q for the quarter ended June 30, 2002 (File No. 011-13255) filed on August 1, 2002)
4.2*	Warrant Registration Rights Agreement, dated July 9, 2002, among Solutia and the initial purchasers named therein
5.1*	Opinion of Winston & Strawn
23.1	Consent of Deloitte & Touche LLP
23.2*	Consent of Winston & Strawn (included in Exhibit 5.1)
24.1*	Powers of Attorney for Solutia Inc.

*
Previously filed.

Item 17. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Solutia Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 18th day of November, 2002.

SOLUTIA INC.
BY:	/S/ ROBERT A. CLAUSEN Robert A. Clausen Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

* John C. Hunter III	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2002
/s/ ROBERT A. CLAUSEN Robert A. Clausen	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 18, 2002
/s/ J. M. SULLIVAN James M. Sullivan	Vice President and Controller (Principal Accounting Officer)	November 18, 2002
* Paul Donovan	Director	November 18, 2002
* Paul H. Hatfield	Director	November 18, 2002
* Robert H. Jenkins	Director	November 18, 2002
* Frank A. Metz, Jr.	Director	November 18, 2002

* J. Patrick Mulcahy	Director	November 18, 2002
* Sally G. Narodick	Director	November 18, 2002
* William D. Ruckelshaus	Director	November 18, 2002
* John B. Slaughter	Director	November 18, 2002

* Karl R. Barnickol, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

/s/ KARL R. BARNICKOL Karl R. Barnickol (Attorney-in-Fact)

Exhibit Index

Exhibit No.	Description
3.1*	Restated Certificate of Incorporation of Solutia Inc. as of October 28, 1997 (incorporated by reference to Exhibit 3(a) of Solutia Inc.'s Form S-1 Registration Statement (No. 333-363555), filed on September 25, 1997)
3.2*	By-Laws of Solutia Inc. (incorporated by reference to Exhibit 3(b) of Solutia Inc.'s Form 10-K for the year ended December 31, 2001 (File No. 011-13255))
4.1*
Warrant Agreement, dated July 9, 2002, by and among Solutia Inc. and HSBC Bank USA, as warrant agent.(incorporated by reference to Exhibit 4 of Solutia Inc.'s Form 10-Q for the quarter ended June 30, 2002 (File No. 011-13255) filed on August 1, 2002)
4.2*	Warrant Registration Rights Agreement, dated July 9, 2002, among Solutia and the initial purchasers named therein
5.1*	Opinion of Winston & Strawn
23.1	Consent of Deloitte & Touche LLP
23.2*	Consent of Winston & Strawn (included in Exhibit 5.1)
24.1*	Powers of Attorney for Solutia Inc.

*
Previously filed.

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TABLE OF CONTENTS
SUMMARY
The Company
The Securities
RISK FACTORS
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING HOLDERS
DESCRIPTION OF WARRANTS
DESCRIPTION OF OUR COMMON STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index